Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS FIRST QUARTER 2007 RESULTS

LAS VEGAS, May 8, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, revenues were $232.8 million and Consolidated Adjusted EBITDA(1) was $43.8 million. The first quarter’s results reflect the benefit of the December 2006 acquisition of the President Riverboat Casino. For the 2006 first quarter, revenues were $234.1 million and Consolidated Adjusted EBITDA was $59.5 million. The 2006 results included exceptional first quarter operating results at Boomtown New Orleans, which benefited from the temporary closure of many competitors in the New Orleans and Gulf Coast areas following the major hurricanes of 2005.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $2.9 million, or $0.05 per share, versus the prior-year quarter’s net income of $13.5 million, or $0.28 per share. Such results reflect significant pre-opening and development costs, non-cash charges related to stock compensation and losses from discontinued operations.

“Our properties are continuing to perform well and posted solid overall results in the quarter,” said Daniel R. Lee, Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc. “Just as important, we’ve made significant progress on our development pipeline. Both Lumière Place and our hotel expansion at L’Auberge du Lac will be ‘topping off’ this month. We continue to work on the design of our Atlantic City project while preparing the project site. In Baton Rouge, we put more than 500 acres of land under contract and have announced plans for a creative mixed-use development anchored by a luxurious casino and championship golf course.”

Details of Recent Developments:

•

At Lumière Place, Pinnacle’s casino and luxury hotel project in downtown St. Louis, the hotel structure has reached the 18th of 19 floors. The adjoining Embassy Suites Hotel has been closed to facilitate its renovation, including construction of a sky bridge connecting the facility to Lumière Place. Lumière Place is on schedule to open in the fourth quarter of 2007, subject to licensing by the Missouri Gaming Commission. The dramatic downtown complex will include a casino with approximately 2,000 slot machines and 40 table games, spa, 200 luxury guestrooms, several restaurants, 12,000 square feet of meeting and convention space, and a pedestrian tunnel linking the complex to the America’s Center convention center and the city’s central business district.

•

The Company has completed the environmental remediation of the site for River City, Pinnacle’s casino project in south St. Louis County. Pinnacle has also begun construction of the access road to the site and has been dredging fill from the neighboring Mississippi River bottom. Pinnacle has added approximately 175,000 cubic yards to date and an additional approximately 200,000 cubic yards will be placed in order to bring the 80-acre site above historical flood levels. The project is scheduled to open in late 2008, subject to licensing by the Missouri Gaming Commission.

Artists’ renderings of the Company’s various projects and pictures of the work in progress are available via the Company’s corporate website at www.pnkinc.com.

•

Construction continues on Pinnacle’s $45 million, 250-guestroom addition to L’Auberge du Lac, with the hotel expansion tower’s “topping off” slated for next week. When the tower is complete in the second half of 2007, L’Auberge du Lac will have approximately 1,000 guestrooms.

•

In April 2007, Pinnacle filed plans with the Louisiana Gaming Control Board for the Company’s proposed casino development project in Baton Rouge, Louisiana. Situated on more than 500 acres of land in East Baton Rouge Parish, the master-planned development is designed to be built in phases. Phase One is expected to include a single-level casino and several entertainment and dining options. Subsequent phases may, and are currently designed to, include an upscale 300-guestroom hotel with a health club, spa and pool area, championship golf course, riding stables and a creative residential and retail district. The Baton Rouge project is subject to various approvals, including that of the Louisiana Gaming Control Board and a local-option referendum vote in East Baton Rouge Parish.

•

The Indiana legislature recently authorized the installation of 2,000 slot machines at each of two racetracks in the Indianapolis metropolitan area. The Company has postponed indefinitely its planned construction of a 250-guestroom addition at Belterra due to the significant expansion of gaming in this market. The Company’s Belterra casino is approximately two hours from Indianapolis, which is the third-largest market for Belterra, after Cincinnati, Ohio and Louisville, Kentucky. The $45 million of capital investment that had been planned for such expansion will be redeployed to other markets.

•

At the Atlantic City project site, Pinnacle has removed slot machines and other equipment that it can put to use at its other properties. A liquidation sale of items from the existing buildings began on May 3. The Company is also in the process of removing asbestos from two of the seven buildings. Over the summer, the Company expects to have salvagers remove the copper wiring, pipes and other such materials from the buildings, preparing them for demolition in the fall. Meanwhile, Pinnacle has begun the conceptual design process.

•

In January 2007, Pinnacle priced 11.5 million newly issued shares in its underwritten common stock offering at $32.00 per share, including the exercise by the underwriters of their option for over-allotment shares. This resulted in net proceeds to the Company of approximately $353 million after underwriters’ fees and expenses, $60 million of which was used to repay the Company’s then-outstanding revolver facility.

Property Highlights

L’Auberge du Lac

L’Auberge du Lac generated revenues for the first quarter of 2007 of $77.8 million, down slightly from $79.7 million in the same 2006 period, reflecting lower gaming hold percentages. Adjusted EBITDA for L’Auberge du Lac for the recent quarter was $16.7 million. For the 2006 period, Adjusted EBITDA was $17.5 million.

Boomtown New Orleans

Revenues and Adjusted EBITDA for Boomtown New Orleans were $41.7 million and $14.6 million, respectively. Such results reflect the continued strength in the West Bank community and overall growth compared to pre-Hurricane Katrina operating results. For example, revenues and Adjusted EBITDA in the 2005 first quarter were $30.0 million and $9.3 million, respectively.

For a few quarters following the 2005 hurricanes, several key competitors were closed in the New Orleans and Mississippi Gulf Coast gaming markets. As a result, revenues and Adjusted EBITDA in the prior-year quarter were $63.2 million and $29.7 million, respectively. Boomtown New Orleans’ results have returned to more normal levels (which remain higher than pre-hurricane levels) as competitors gradually reopened during 2006.

Belterra Casino Resort

Benefiting in part from a new access road near the property, revenues at Belterra Casino Resort improved 10.0% to $44.4 million for the first quarter of 2007 compared to $40.4 million in the 2006 period. This improved revenue translated into a 7.6% improvement in Adjusted EBITDA to $9.6 million in the 2007 quarter compared to $8.9 million in the prior-year period.

Boomtown Bossier City

Revenues and Adjusted EBITDA for Boomtown Bossier City for the 2007 first quarter were $24.4 million and $5.6 million, respectively. These results are consistent with operating results before the hurricanes of 2005. The first quarter revenues and Adjusted EBITDA in 2005 were $24.7 million and $5.4 million, respectively. First quarter 2006 operating results reflect the benefit of a temporary increase in the local population due to the hurricanes in southern Louisiana, as well as reduced regional competition. Revenues and Adjusted EBITDA for the 2006 first quarter were $25.4 million and $7.5 million, respectively.

President Riverboat Casino

In December 2006, the Company acquired the President Riverboat Casino, which is very near to its Lumière Place project in downtown St. Louis. The President generated revenues and Adjusted EBITDA of $16.5 million and $3.4 million, respectively, for the three months ended March 31, 2007.

Boomtown Reno

In the 2007 first quarter, revenues at Boomtown Reno increased to $17.3 million versus $16.9 million in the prior-year period. Benefiting from an increase in higher margin gaming revenue compared to the lower-margin fuel sales, Boomtown Reno increased its Adjusted EBITDA to $0.6 million in this seasonally slow quarter from $0.2 million for the comparable period in 2006.

Embassy Suites St. Louis-Downtown

On March 31, 2007, Pinnacle closed the hotel portion of its Embassy Suites Hotel in downtown St. Louis to commence a substantial renovation. Revenues in the 2007 first quarter declined to $2.2 million from $2.3 million in the first quarter of 2006. Adjusted EBITDA for the 2007 period, which includes a one-time pension plan withdrawal liability charge of $480,000 related to the closure of the hotel operations, was a loss of $0.6 million. For the 2006 first quarter, Adjusted EBITDA was $0.1 million.

International

The International segment includes the financial results for Casino Magic Argentina and the Casino at Emerald Bay located in The Bahamas. Revenues for the 2007 first quarter rose 36.2% to $8.6 million from $6.3 million in last year’s quarter, primarily from the operations in Argentina. Adjusted EBITDA increased to $2.9 million in the first quarter of 2007 from $2.5 million in the 2006 period.

Other Items

Corporate Expenses. The Company continues hiring corporate personnel to support its expanding operations. Excluding non-cash stock-based compensation charges, corporate costs for the first quarter of 2007 were $9.0 million versus $6.9 million for the prior-year period.

Pre-opening and Development Costs. During the quarter, the Company incurred pre-opening and development costs of $11.5 million, including $5.3 million for the Atlantic City project, $2.9 million related to the St. Louis projects, and $2.6 million related to the Sugarcane Bay and proposed Baton Rouge projects. The 2006 quarter included $4.1 million of such costs, including $3.0 million related to the St. Louis projects.

Discontinued Operations. Discontinued operations for both periods include the operations of Pinnacle’s two former southern California card clubs and its former Casino Magic Biloxi property. Included in the 2006 first quarter is a pre-tax asset impairment charge of approximately $4.9 million in connection with the write-down of the Biloxi assets.

Liquidity. The Company had approximately $441 million in cash, cash equivalents and restricted cash at March 31, 2007. Of the Company’s $1 billion bank credit facility, approximately $707 million remained unutilized as of March 31, 2007.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During the first three months of 2007, Pinnacle paid or accrued $56.0 million in gaming taxes, $5.8 million in payroll taxes, $3.1 million in property taxes, and $0.8 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $65.7 million for taxes to state and local authorities in the first three months of 2007.

Investor Conference Call

Pinnacle will hold a conference call for investors today, May 8, 2007, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss its 2007 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through May 15, 2007 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 8067588. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA and adjusted net income (loss) are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development costs, non-cash share-based compensation, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of equity security investments, loss on early extinguishment of debt, minority interest and discontinued operations. The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, non-cash share-based compensation, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of equity security investments, loss on early extinguishment of debt, minority interest and discontinued operations. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued, and also eliminates merger termination proceeds due to their non-recurring nature. Management also reviews pre-opening and development costs separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Additionally, management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA, and adjusted net income (loss) are not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas; owns a hotel in Missouri; and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing the Company’s second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay; anticipates developing a casino project in Baton Rouge, Louisiana, subject to various approvals; and is designing a hotel casino resort to be built on its site at the heart of the famed Boardwalk in Atlantic City, New Jersey.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future growth, construction projects and budgets and new development opportunities, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development, expansion and other capital-intensive projects will require it to raise substantial amounts of money from outside sources; (b) insufficient, or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on our substantial investments; (c) many construction-related factors, including the escalation of construction costs beyond increments anticipated in the Company’s construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (d) the Company’s Atlantic City project presents many risks, and it may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition facing the Company in all of its markets; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for our St. Louis City and County projects, Sugarcane Bay and our Baton Rouge project, some of which are beyond our control; (g) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (h) the risk that the damage and closures caused by Hurricane Katrina in the New Orleans area make the Company’s future operating results at Boomtown New Orleans less predictable and the Company expects near-term operating results and margins at its Boomtown New Orleans facility during the next several quarters to be below prior-year periods; (i) the outcome of the lawsuit with certain of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane effected properties; (j) the Company’s insurance policy limits for Weather Catastrophe Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (k) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended March 31,
	2007	2006
Revenues:
Gaming	$204,382	$205,364
Food and beverage	10,862	10,640
Truck stop and service station	5,660	5,828
Hotel and recreational vehicle park	6,484	6,661
Other operating income	5,439	5,647

	232,827	234,140

Expenses and other costs:
Gaming	118,971	113,939
Food and beverage	10,901	10,328
Truck stop and service station	5,306	5,445
Hotel and recreational vehicle park	3,328	3,310
General and administrative	48,185	39,433
Other operating expenses	2,317	2,190
Depreciation and amortization	20,544	16,406
Pre-opening and development costs	11,535	4,056
Non-cash share-based compensation	2,212	1,379

	223,299	196,486

Operating income	9,528	37,654
Interest income	4,482	2,505
Interest expense, net of capitalized interest	(9,288)	(14,135)

Income from continuing operations before income taxes	4,722	26,024
Income tax expense	(1,436)	(10,599)

Income from continuing operations	3,286	15,425
Loss from discontinued operations, net of taxes	(377)	(1,951)

Net income	$2,909	$13,474

Net income per common share – basic
Income from continuing operations	$0.06	$0.33
Loss from discontinued operations, net of taxes	$(0.01)	$(0.04)

Net income per common share—basic	$0.05	$0.29

Net income per common share – diluted
Income from continuing operations	$0.06	$0.32
Loss from discontinued operations, net of taxes	$(0.01)	$(0.04)

Net income per common share—diluted	$0.05	$0.28

Number of shares—basic	57,508	46,385
Number of shares—diluted	59,119	47,962

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and restricted cash	$441,274	$216,653
Other assets	262,103	260,806
Property and equipment, net	1,312,196	1,260,371

Total assets	$2,015,573	$1,737,830

Liabilities and Stockholders’ Equity
Liabilities	$251,127	$268,958
Long-term debt	713,912	774,289

Total liabilities	965,039	1,043,247

Stockholders’ equity	1,050,534	694,583

Total liabilities and stockholders’ equity	$2,015,573	$1,737,830

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues
L’Auberge du Lac	$77,772	$79,672
Boomtown New Orleans	41,734	63,197
Belterra Casino Resort	44,383	40,356
Boomtown Bossier City	24,441	25,419
President Riverboat Casino	16,478	0
Boomtown Reno	17,277	16,878
International	8,568	6,291
Embassy Suites & Other	2,174	2,327

Total Revenues	$232,827	$234,140

Adjusted EBITDA
L’Auberge du Lac	$16,745	$17,452
Boomtown New Orleans	14,551	29,736
Belterra Casino Resort	9,591	8,910
Boomtown Bossier City	5,580	7,469
President Riverboat Casino	3,436	0
Boomtown Reno	593	189
International	2,944	2,524
Embassy Suites & Other	(611)	89

	52,829	66,369
Corporate overhead	(9,010)	(6,874)

Consolidated Adjusted EBITDA (a)	$43,819	$59,495

Reconciliation to Income From Continuing Operations:
Consolidated Adjusted EBITDA	$43,819	$59,495
Pre-opening and development costs	(11,535)	(4,056)
Non-cash share-based compensation	(2,212)	(1,379)
Depreciation and amortization	(20,544)	(16,406)
Interest income	4,482	2,505
Interest expense, net of capitalized interest	(9,288)	(14,135)
Income tax expense	(1,436)	(10,599)

Income from continuing operations	$3,286	$15,425

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted Net Income

(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2007	2006
Adjusted net income (a)
Net income	$2,909	$13,474
Pre-opening and development costs	8,027	2,404
Non-cash share-based compensation	1,539	817
Loss from discontinued operations, net of taxes	377	1,951

Adjusted net income	$12,852	$18,646

Adjusted per common share – diluted
Net income	$0.05	$0.28
Pre-opening and development costs	0.14	0.05
Non-cash share-based compensation	0.02	0.02
Loss from discontinued operations, net of taxes	0.01	0.04

Adjusted net income per common share – diluted	$0.22	$0.39

Number of shares – diluted	59,119	47,962

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income.

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